Exhibit 10.24

Execution Copy

PURCHASE AND SALE AGREEMENT

by and among

WXIII/Amphitheatre Realty, L.L.C.,

WXIII/Crittenden Realty A/B, L.L.C.,

WXIII/Crittenden Realty C, L.L.C.,

and

WXIII/Crittenden Realty D, L.L.C.,

as Sellers

AND

Google Inc.,

as Purchaser

Dated as of June 9, 2006

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LIST OF EXHIBITS

A	Description of Leasehold Estate
B	Form of Assignment of Ground Lease
C	Leases
D	Tenant Deposits
E	Property Contracts
F	Personal Property
G	Form of General Assignment
H	Form of Assignment and Assumption of Leases
I	Form of Bill of Sale
J	Title Commitment
K	Form of Tenant Estoppel

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of the 9th day of June, 2006 by and among WXIII/Amphitheatre Realty, L.L.C., a Delaware limited liability company (“Amphitheatre Seller”), WXIII/Crittenden Realty A/B, L.L.C., a Delaware limited liability company (“A/B Seller”), WXIII/Crittenden Realty C, L.L.C., a Delaware limited liability company (“C Seller”), WXIII/Crittenden Realty D, L.L.C., a Delaware limited liability company (“D Seller” and, collectively with Amphitheatre Seller, A/B Seller, C Seller and D Seller, “Sellers” and each of the Sellers, individually, a “Seller”) and Google Inc., a Delaware corporation (“Purchaser”).

1. Definitions. Defined terms used in this Agreement shall, unless the context otherwise requires, have the following meanings:

“Access Agreement” has the meaning set forth in Section 17.1(c).

“Act” has the meaning set forth in Section 15.

“Affiliate” means with respect to any Person (i) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, (ii) any other Person owning or controlling 10% or more of the outstanding voting securities of or other ownership interests in such Person, (iii) any officer, director, member or partner of such Person or (iv) if such Person is an officer, director, member or partner, any other Person for which such Person acts in any such capacity.

“Agreement” means this Purchase and Sale Agreement, as it may hereafter be amended or modified from time to time.

“Amphitheatre Ground Lease” means that certain Ground Lease, dated as of March 7, 1995, between the City and SGREI, a memorandum of which was recorded March 8, 1995 in the Official Records of Santa Clara County, as assigned by SGREI to GS by Assignment and Assumption of Ground Lease dated as of December 29, 2000, which Assignment was recorded January 2, 2001, as assigned by GS to Amphitheatre Seller, by Assignment and Assumption of Ground Lease (Amphitheatre) dated as of May 22, 2001, and recorded June 6, 2001, as amended by First Amendment to Ground Lease (Amphitheatre), dated as of May 22, 2001 among the City, GS and Amphitheatre Seller.

“Amphitheatre SGI Lease” means that certain Commercial Lease (Amphitheatre), dated as of December 29, 2000, between GS, as landlord, and SGI, as tenant, as amended by Amendment thereto, dated as of April 18, 2001, which was assigned by GS to Amphitheatre Seller by an Assignment and Assumption, dated as of May 22, 2001, as amended by the Second Amendment to Commercial Lease (Amphitheatre), dated as of July 9, 2003.

“Assignment” means the Assignment and Assumption of Ground Lease to be delivered by each Seller to Purchaser at Closing with respect to the Ground Lease to which such Seller is a party in substantially the form of Exhibit B attached hereto and incorporated herein by this reference.

“Balance of Purchase Price” has the meaning set forth in Section 3.2.

“Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of California.

“Cap” has the meaning set forth in Section 7.2(a).

“Casualty Threshold” has the meaning set forth in Section 13.1.

“City” means the City of Mountain View, Santa Clara County, California.

“Claims” means any liabilities, obligations, losses, damages, penalties, assessments, actions or causes of action, judgments, suits, claims, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, whether or not suit is brought, and settlement costs).

“Closing” has the meaning set forth in Section 4.

“Closing Date” has the meaning set forth in Section 4.

“Closing Month” has the meaning set forth in Section 16.1.

“Closing Statement” has the meaning set forth in Section 16.7.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Court Approval” means the issuance of a final non-appealable order by the bankruptcy court overseeing SGI’s bankruptcy action (the “Court”) approving the Settlement Agreement, including, without limitation, the retention by Sellers of a total of $26,000,000 of the proceeds of the letters of credit posted by SGI with respect to the SGI Leases.

“Crittenden A Ground Lease” means that certain Amended and Restated Ground Lease, dated as of November 8, 2000, between the City and SGREI, a memorandum of which was recorded November 8, 2000 in the Official Records of Santa Clara County, as assigned by SGREI to GS by Assignment and Assumption of Ground

Lease (Crittenden Parcel A), dated as of December 29, 2000, which Assignment was recorded January 2, 2001, as assigned by GS to A/B Seller, by Assignment and Assumption of Ground Lease (Crittenden Parcel A), dated as of May 22, 2001, and recorded June 6, 2001, as amended by First Amendment to Parcel A Ground Lease (Crittenden), dated as of May 22, 2001, among the City, GS and A/B Seller.

“Crittenden A SGI Lease” means that certain Amended and Restated Lease, dated as of July 9, 2003, between A/B Seller, as landlord, and SGI, as tenant.

“Crittenden B Ground Lease” means that certain Amended and Restated Ground Lease, dated as of November 8, 2000, between the City and SGREI, a memorandum of which was recorded November 8, 2000 in the Official Records of Santa Clara County, as assigned by SGREI to GS by Assignment and Assumption of Ground Lease (Crittenden Parcel B), dated as of December 29, 2000, which Assignment was recorded January 2, 2001, as assigned by GS to A/B Seller, by Assignment and Assumption of Ground Lease (Crittenden Parcel B), dated as of May 22, 2001, and recorded June 6, 2001, as amended by First Amendment to Parcel B Ground Lease (Crittenden), dated as of May 22, 2001, among the City, GS and A/B Seller.

“Crittenden C Ground Lease” means that certain Amended and Restated Ground Lease, dated as of November 8, 2000, between the City and SGREI, a memorandum of which was recorded November 8, 2000 in the Official Records of Santa Clara County, as assigned by SGREI to GS by Assignment and Assumption of Ground Lease (Crittenden Parcel C), dated as of April 19, 2001, which Assignment was recorded April 20, 2001, as assigned by GS to C Seller, by Assignment and Assumption of Ground Lease (Crittenden Parcel C), dated as of May 22, 2001, and recorded June 6, 2001, as amended by First Amendment to Parcel C Ground Lease (Crittenden), dated as of May 22, 2001, among the City, GS and C Seller.

“Crittenden C & D SGI Lease” means that certain Lease, dated as of July 9, 2003, between C Seller and D Seller, as landlord, and SGI, as tenant.

“Crittenden D Ground Lease” means that certain Amended and Restated Ground Lease, dated as of November 8, 2000, between the City and SGREI, a memorandum of which was recorded November 8, 2000 in the Official Records of Santa Clara County, as assigned by SGREI to D Seller by Assignment and Assumption of Ground Lease (Crittenden Parcel D), dated as of September 21, 2001, as amended by First Amendment to Parcel D Ground Lease (Crittenden), dated as of September 21, 2001 among the City and D Seller.

“Cut-Off Time” has the meaning set forth in Section 16.1.

“Deposit” has the meaning set forth in Section 3.1.

“Disclosure Statement” has the meaning set forth in Section 15.

“Escrow” has the meaning set forth in Section 3.1.

“Escrow Agent” has the meaning set forth in Section 3.1.

“Excluded Matters” has the meaning set forth in Section 10(a).

“Execution Date” means the date on which this Agreement is fully executed and delivered by all parties hereto.

“Existing Survey” has the meaning set forth in Section 6.1.

“Existing Title Policy” has the meaning set forth in Section 6.1.

“Final Closing Statement” has the meaning set forth in Section 16.7 hereof.

“Google Letter of Credit” means the letter of credit delivered by Purchaser to SGI pursuant to the provisions of the Sublease.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to government (including without limitation, any court).

“Ground Leases” means, collectively, the Amphitheatre Ground Lease, the Crittenden A Ground Lease, the Crittenden B Ground Lease, the Crittenden C Ground Lease and the Crittenden D Ground Lease; and “Ground Lease” means any one of the Ground Leases, as applicable.

“Ground Lessor Consent” has the meaning set forth in Section 11.2(e).

“Ground Lessor Release” has the meaning set forth in Section 11.2(e).

“GS” mean The Goldman Sachs Group, Inc., a Delaware corporation.

“Guaranties” shall mean, collectively, (i) each Guaranty given by GS, as guarantor, in favor of the City, and (ii) each Guaranty given by Whitehall Parallel Real Estate Limited Partnership XIII, a Delaware limited partnership, Whitehall Parallel Real Estate Limited Partnership XIV, a Delaware limited partnership, Whitehall Street Real Estate Limited Partnership XIII, a Delaware limited partnership, Whitehall Street Real Estate Limited Partnership XIV, a Delaware limited partnership, collectively, as guarantor, in favor of the City, in each case with respect to any of the Ground Leases.

“Improvements” has the meaning set forth in Section 2.1(b).

“Insurance Policies” has the meaning set forth in Section 2.2.

“Intangibles” has the meaning set forth in Section 2.1(d).

“Leases” has the meaning set forth in Section 2.1(c).

“Legal Requirements” means all applicable statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting any of the Property, enacted or entered and in force as of the relevant date.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, security interest, or any other monetary encumbrance or charge on or affecting the relevant property interest.

“Losses” has the meaning set forth in Section 17.1(a).

“Material Adverse Effect” means a material adverse effect on the use, value, operation or condition of the Property.

“Objections” has the meaning set forth in Section 6.2(b).

“Order” means any order or decree of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and prudent course of business (i) consistent with past custom and practice (including with respect to quantity and frequency) and (ii) consistent with industry standards for the maintenance and operation of properties similar in size, quality, type and location to the Property.

“Permits” has the meaning set forth in Section 2.1(d).

“Permitted Exceptions” has the meaning set forth in Section 6.2.

“Person” means any natural person, corporation, limited partnership, limited liability company, limited liability partnership, general partnership, joint stock company, joint venture, real estate investment trust, association, company, trust, bank, trust company, land trust, vehicle trust, business trust or other organization irrespective of whether it is a legal entity, or any government or agency or political subdivision thereof.

“Preliminary Closing Statement” has the meaning set forth in Section 16.7 hereof.

“Press Release” has the meaning set forth in Section 23.1(m).

“Property” has the meaning set forth in Section 2.1.

“Property Contracts” has the meaning set forth in Section 2.1(e).

“Purchase Price” has the meaning set forth in Section 3.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Claim” has the meaning set forth in Section 7.2(a).

“Purchaser’s Broker” has the meaning set forth in Section 14.

“Report” has the meaning set forth in Section 15.

“Seller” and “Sellers” have the respective meanings set forth in the first paragraph of this Agreement.

“Seller Encumbrance” has the meaning set forth in Section 6.2.

“Settlement Agreement” means a written agreement between SGI and Sellers with respect to the settlement of Sellers’ claims against SGI for damages resulting from the rejection of the SGI Leases in SGI’s pending bankruptcy action which provides for (a) the stipulation by SGI that the amount of Sellers’ claims are $26,000,000, (b) the retention by Sellers of a total of $26,000,000 of the proceeds of the letters of credit posted by SGI with respect to the SGI Leases, (c) the termination of the Amphitheatre SGI Lease (and concurrent delivery by SGI to Purchaser of the Google Letter of Credit) and the vacation by SGI of all space covered by the Amphitheatre SGI Lease on or before the Closing Date, (d) the termination of the Crittenden C & D SGI Lease with respect to only floors 2, 3 and 4 in the building located on 1400 Crittenden Lane and floors 3 and 4 in the building located on 1500 Crittenden Lane (collectively, the “Crittenden C & D Vacated Floors”) and the vacation by SGI of the Crittenden C & D Vacated Floors on or before the Closing Date, (e) the amendment of the termination date of the Crittenden C & D SGI Lease with respect to all remaining occupied floors other than the Crittenden C & D Vacated Floors to June 30, 2006 and the vacation by SGI of all space covered by such remaining occupied floors on or before June 30, 2006, and (f) the amendment of the termination date of the Crittenden A SGI Lease to December 1, 2006 and the agreement of SGI to vacate all of the space covered by the Crittenden A SGI Lease on or before December 1, 2006.

“SGI” means Silicon Graphics, Inc., a Delaware corporation.

“SGI Leases” means, collectively, the Amphitheatre SGI Lease, the Crittenden A SGI Lease and the Crittenden C & D SGI Lease.

“SGREI” means Silicon Graphics Real Estate, Inc., a Delaware corporation.

“Sublease” means that certain Sublease Agreement, dated as of July 9, 2003, between SGI and Purchaser (as successor-in-interest to Google Technology Inc.), as the same has been amended.

“Tenant Charges” has the meaning set forth in Section 16.2.

“Tenant Interests” means, collectively, each of the Sellers’ respective rights, privileges, obligations and interests under the Ground Lease to which it is a party, together with all of such Seller’s rights and appurtenances thereto, and all of such Seller’s rights, title and interest, if any, in and to all Improvements, Leases, Tenant Deposits, Intangibles, Property Contracts and Personal Property.

“Title Commitment” has the meaning set forth in Section 6.1.

“Title Commitment Update” has the meaning set forth in Section 6.2(b).

“Title Company” has the meaning set forth in Section 6.1.

“Title Policy” has the meaning set forth in Section 6.3.

1.2. As used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, as the context requires.

1.3. Words such as “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

1.4. The Exhibits and Schedules annexed hereto, and the capitalized terms defined therein, are hereby incorporated by reference into the body of this Agreement as if the same were fully set forth herein.

1.5. Whenever used herein, the term “including” shall be construed to mean “including without limitation”.

2. Property Identification.

2.1. Property Identification. Subject to the terms and provisions hereof, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, subject only to the Permitted Exceptions and to all other terms, covenants and conditions set forth herein, all of such Seller’s right, title and interest in and to the following:

(a) Leasehold title to the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, and all right, title and interest (if any) of such Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of such Seller in all mineral and development rights appurtenant to such land (the “Leasehold Estate”).

(b) The buildings located on the Leasehold Estate and all other structures and other improvements situated upon the Leasehold Estate and all fixtures, systems and facilities located on the Leasehold Estate (collectively, the “Improvements”).

(c) All leases, rights to subleases, licenses, concession agreements or other agreements granting use or occupancy of any portion of the Real Property, if any, including, without limitation, those listed on Exhibit C attached hereto (together with all amendments, modifications, supplements, extensions and related agreements, if any, thereto, collectively, the “Leases”) as well as all of such Seller’s rights, if any, to any existing security deposits and other tenant deposits, lease guarantees or (to the extent assignable) letters of credit related to the Leases, including, without limitation, those listed on Exhibit D attached hereto (collectively, the “Tenant Deposits”).

(d) All (i) warranties, guaranties and indemnities by and claims against third parties relating to the Property, if any, to the extent assignable or transferable, (ii) licenses, permits, approvals, entitlements, development rights, certificates, variances, consents, authorizations and similar documents, if any, necessary for or relating to the current use, occupancy and operation of the Property to the extent assignable or transferable (the items referred to in clause (ii) herein collectively, the “Permits”) and (iii) plans, specifications, drawings, surveys, engineering and other design products, soils (including borings) tests and reports, project budgets and schedules, and other technical descriptions and documents relating to the Property, if any, to the extent assignable or transferable (the items referred to in clauses (i), (ii) and (iii) of this Section 2.1(d) collectively, the “Intangibles”).

(e) All maintenance, repair, utility, service, supply and equipment rental contracts affecting the Property (collectively, the “Property Contracts”), if any, including, without limitation, those Property Contracts listed on Exhibit E attached hereto, to the extent such Seller is entitled to transfer the same to Purchaser and provided that Purchaser has elected to or is required to assume the same pursuant to the provisions of this Agreement. Purchaser agrees that, upon Closing, it shall assume all Property Contracts that are terminable on thirty (30) days notice or less without any substantial termination payment and the Constellation New Energy Contract.

(f) All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by such Seller and installed or located at the Real Property, including the tangible personal property listed on Exhibit F attached hereto (“Personal Property”).

The Leasehold Estate, together with the Improvements relating thereto, is referred to herein as the “Real Property”. The Real Property, together with the Leases, the Tenant Deposits, the Intangibles, Personal Property and the Property Contracts, are referred to herein as the “Property”.

2.2. Excluded Property. Notwithstanding the foregoing or anything to the contrary herein, the following are expressly excluded from the definition of Property under this Agreement: (a) all tangible and intangible personal property owned or leased by tenants, concessionaires, or licensees at the Property, or employees of any Seller, (b) all insurance policies relating to the Property, including, without limitation, general liability, business interruption, fire and casualty policies, and all proceeds and claims thereunder (collectively, the ”Insurance Policies”) (subject to the provisions of Section 13.1 below) and (c) any refunds of real estate taxes attributable to the period prior to the Closing Date.

2.3. The Ground Leases. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing each Seller hereby agrees to assign to Purchaser, and Purchaser hereby agrees to assume from such Seller, such Seller’s Tenant Interests, free and clear of any and all Liens (other than the Permitted Exceptions), for the consideration specified herein.

3. Purchase Price and Payment. The aggregate purchase price for the Tenant Interests shall be Three Hundred Nineteen Million Dollars ($319,000,000), subject to adjustment as provided herein (as so adjusted, the “Purchase Price”) and payable as follows:

3.1. Within one (1) Business Days following the Execution Date, Purchaser shall deliver to First American Title Insurance Company, 1737 North First Street, Suite 100, San Jose, California 95112 (the “Escrow Agent”) Ten Million Dollars ($10,000,000) (the “Deposit”) in immediately available funds by a wire transfer to an escrow account established pursuant to the terms of Section 24 hereof (the “Escrow”).

3.2. One day prior to the Closing, Purchaser shall deposit with Escrow Agent, by wire transfer of immediately available funds, the Balance of the Purchase Price. “Balance of the Purchase Price” means the amount equal to the Purchase Price minus the Deposit and any interest accrued thereon.

4. The Closing. The consummation of the transaction contemplated hereby (the “Closing”) shall take place through escrow within three (3) Business Days after Court Approval but in no event later than June 30, 2006 (the “Closing Date”). Time shall be of the essence with respect to the Closing Date; provided, that, by written notice to Purchaser received no later than two (2) Business Days prior to the originally scheduled Closing Date, Sellers shall have the right to extend the Closing Date for a period up to fifteen (15) days in order to pay off any Seller Encumbrance or to satisfy conditions to Closing.

5. Closing Costs.

5.1. Transfer Taxes.

(a) Sellers shall pay all state and county transfer taxes associated with or arising out of the transactions contemplated by this Agreement and Sellers shall indemnify and hold Purchaser harmless, absolutely and unconditionally, for any liability relating to any such taxes, including any penalties or interest.

(b) Purchaser, on the one hand, and Sellers, on the other hand, each shall pay fifty percent (50%) of all city and other local transfer taxes associated with or arising out of the transactions contemplated by this Agreement and each shall indemnify and hold the other harmless, absolutely and unconditionally, for any liability relating to each party’s respective portion of any such taxes, including any penalties or interest.

5.2. Other Seller Party Expenses. In addition to transfer taxes, the Sellers shall pay (a) any title examination fees or charges and all premiums for the standard CLTA portion of the Title Policy (as defined in Section 6.3 below) and (b) all costs and expenses actually incurred by the Sellers.

5.3. Purchaser Expenses. Purchaser shall pay (a) all premiums for the extended ALTA coverage portion of and endorsements to the Title Policy (other than endorsements issued solely to cure any title matter that is not a Permitted Exception in accordance with Section 6.2 below, the costs of which shall be paid by Sellers), (b) all costs associated with its due diligence, including, without limitation, the cost of appraisals, architectural, engineering, credit and environmental reports, (c) all mortgage taxes, (d) all recording fees, (e) all sales and use taxes, if any, (f) all survey costs and (g) any other costs and expenses actually incurred by Purchaser.

5.4. Shared Costs. Purchaser, on the one hand, and Sellers, on the other hand, each shall pay fifty percent (50%) of any amounts payable to (i) Escrow Agent and (ii) any amounts payable to the City in reimbursement of or compensation for the City’s costs in considering the request to deliver the Ground Lessor Consent and Ground Lessor Release. Except as set forth in this Section 5.4, neither Sellers nor Purchaser shall be obligated to pay any fee or payment that may be required to obtain the Ground Lessor Consent or Ground Lessor Release. Subject to this Section 5.4, Purchaser agrees to use diligent efforts to assist Sellers in obtaining the Ground Lessor Consent and the Ground Lessor Release.

5.5. Survival. This Section 5 shall survive consummation of the transactions contemplated hereby.

6. Title and Survey Matters.

Update of Title. Prior to the Execution Date, Sellers have provided Purchaser with a copy of the existing surveys (collectively, the “Existing Survey”) of the Real Property and the existing title insurance policies (collectively, the “Existing Title Policy”). Sellers have, prior to the Execution Date, ordered and delivered to Purchaser a commitment for an owner’s policy of title insurance for the Property, including, without limitation, copies of all maps and documents referenced in said commitment (collectively, the “Title Commitment”), in the amount of the Purchase Price, issued by First American Title Insurance Company (in such capacity, the “Title Company”), in the form attached hereto as Exhibit J. The cost of ordering the Title Commitment and obtaining a Title Policy (as herein defined) or any endorsements thereto shall be allocated pursuant to Section 5.

6.1. Approval of Title and Existing Survey.

(a) As used herein, the term “Permitted Exceptions” with regard to the Real Property means: (i) all exceptions and other matters listed on Exhibit J and all other exceptions, exclusions and other matters disclosed by the Existing Survey; (ii) all title matters reflecting the existence or terms of the Leases listed on Exhibit C attached hereto; (iii) liens for real estate taxes that are not yet due and payable, including, without limitation, special assessments and special improvement district or local improvement district bonds, liens of supplemental taxes imposed by reason of transfer on or after the Closing and all unpaid personal property and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing Date but may become or give rise to a lien on all or any portion of the Property (it being understood that such items may be subject to apportionment at Closing); (iv) any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any governmental authority, as now or hereafter existing or enforced (including, without limitation, those related to zoning and land use), (v) such other exceptions as Title Company shall commit to insure over, without any additional cost to Purchaser whether such insurance is made available in consideration of payment, bonding or indemnity by Sellers or otherwise, provided that Seller procures Purchaser’s prior written approval of such commitment by Title Company as a cure to such exception, such approval not to be unreasonably withheld, delayed or conditioned; and (vi) all matters, whether or not of record, caused by Purchaser or any of its respective affiliates or any of their respective agents, employees or other representatives, or by Seller or any of its affiliates or any of their respective agents, employees or other representatives at Purchaser’s prior written request. As used herein, the term “Seller Encumbrance” shall mean (1) any mortgage or deed of trust or other monetary lien voluntarily granted or expressly assumed, or otherwise caused, by any Seller, its agents, representatives or contractors or any of their respective affiliates and encumbering the Property or (2) any and all judgments or mechanics’ or suppliers’ liens encumbering the Property arising from work performed or materials furnished at the Property by or on behalf of any Seller (but not any liens that are the obligation of a tenant to discharge). In any event, Seller Encumbrances shall not be Permitted Exceptions and must be satisfied by Sellers on or prior to the Closing Date (as the same may be extended as set forth below) or, if not so satisfied prior to the Closing, shall be satisfied at Closing out of the proceeds otherwise payable to Sellers.

(b) If Title Company amends or updates the Title Commitment after the Execution Date (each, a “Title Commitment Update”), Purchaser shall furnish Sellers with a written statement of any exceptions, exclusions or other matters affecting title to the Property (other than Permitted Exceptions) to which Purchaser, in Purchaser’s sole discretion, objects (“Objections”) to any matter first raised in a Title Commitment Update within five (5) Business Days after Purchaser’s receipt of such Title Commitment Update (and the Closing may be delayed, as necessary, to allow Purchaser said five (5) Business Days period in which to deliver notice of any Objections to Sellers). If Purchaser fails to timely give notice of any Objections, all exceptions, exclusions or other matters affecting title to the Property first appearing on any Title Commitment Update shall be deemed to be Permitted Exceptions.

(c) If Sellers receives a timely notice from Purchaser of any Objection in accordance with Section 6.2(b) above, Sellers may, in their sole discretion, elect to attempt to remove and cure any such Objection within the next-succeeding fifteen (15) Business Day period (and the Closing may be delayed, as necessary, to allow Sellers said fifteen (15) Business Day period in which to cure any such Objection); if Sellers propose to cure any Objection by means of procuring for Purchaser an endorsement to the Title Policy, Sellers must procure Purchaser’s prior written approval of such endorsement as a cure for the Objection in question which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing (i) no Seller shall in any event be required to bring suit or otherwise initiate any legal proceedings to clear any Objection and (ii) other than for Seller Encumbrances, each Seller will be required to expend not more than the following respective amounts to cure all such Objections with respect to the portion of the Property which is owned by such Seller:

(i) Amphitheater Seller: $200,000;

(ii) A/B Seller: $75,000;

(iii) C Seller: $75,000; and

(iv) D Seller: $75,000,

it being understood that the exceptions set forth in clauses (i) and (ii) above do not apply to Seller Encumbrances. If Sellers are unwilling or unable to remove or cure (by bonding or otherwise) any Objections to the reasonable satisfaction of Purchaser and the Title Company on or prior to the Closing Date (as the same may be extended as set forth herein), then Purchaser shall have the option, exercisable by written notice delivered to Sellers, of either (y) waiving any such Objections and accepting title to the Property subject to such matter(s), in which event Purchaser shall proceed to Closing or (z) terminating this Agreement, in which event the Deposit will immediately be returned to Purchaser, and thereupon Purchaser and Sellers will have no further obligations or liabilities under this Agreement, except as otherwise stated herein.

6.2. Title Insurance. It shall be a condition to Purchaser’s obligations to consummate the Closing hereunder that Title Company shall have issued or shall have committed to issue, upon payment of the applicable premium therefor, leasehold title insurance policy in the amount of the Purchase Price insuring that Purchaser has a valid leasehold title to the Real Property subject only to the Permitted Exceptions in the form of the Title Commitment (the “Title Policy”). The cost of the Title Policy shall be allocated as set forth in Sections 5.2 and 5.3 above. If Purchaser desires to procure extended coverage, or any special coverages or any endorsements (or amendments) to the Title Policy, it may do so at its own cost and expense; provided that (a) such additional coverages shall be at no cost or additional liability to Sellers, (b) Purchaser’s obligations hereunder shall not be conditioned upon Purchaser’s ability to obtain such additional coverages, (c) if Purchaser is unable to obtain such additional coverages with respect to the Property, Purchaser shall nevertheless be obligated to proceed to the Closing without reduction of or set off against the Purchase Price and (d) the Closing shall not be delayed as a result of Purchaser’s efforts to obtain such additional coverages.

7. Representations and Warranties of Sellers.

7.1. Sellers’ Representations and Warranties. Each Seller represents and warrants to Purchaser as follows, which representations and warranties shall be true and correct as of both the Execution Date and the Closing Date:

(a) Organization. Seller is a Delaware limited liability company, duly organized, validly existing and in good standing under and qualified to do business under the laws of the State of Delaware, and is in good standing under and qualified to do business under the laws of the State of California.

(b) Authorization; No Conflict. The execution and delivery and performance of this Agreement has been duly authorized by the necessary action of Seller and do not and will not (i) contravene the terms of any governing document of the Seller, (ii) violate any Legal Requirement, (iii) result in a breach or default under any agreement to which Seller is subject or bound or (iv) require the approval or consent of, the waiver of any right by, or any filing with, any Person or Governmental Authority (other than the consent of the City, to which Seller makes no representation or warranty, and other than any other approvals or consents obtained or filings made as of the Closing Date).

(c) Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of the Seller in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors generally.

(d) Ground Lease. A true, correct and complete copy of Seller’s Ground Lease has been previously provided to Purchaser, and such Ground Lease is in full force and effect without modification. Seller has not received notice of a default under such Ground Lease, and to the knowledge of Seller, no event exists which, with the passage of time or the giving of notice or both, will result in a default under such Ground Lease. To the knowledge of Seller, the City is not in default under such Ground Lease.

(e) Leases. Exhibit C attached hereto identifies all Leases and the information noted therein is complete and correct in all material respects. Except as disclosed in such Exhibit, Seller has not, as of the Execution Date, received notice of a default under any of the Leases, and, as of the Execution Date, there is to Seller’s knowledge no default under any Leases that would result in a Material Adverse Effect. Seller has made available true, correct and complete copies of all Leases to Purchaser.

(f) Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal relating to, or, to the knowledge of the Seller, threatened in writing against the Property or against Seller which if decided adversely to Seller would result in a Material Adverse Effect.

(g) Condemnation. As of the Execution Date, Seller has not received notice of pending or threatened condemnation proceedings relating to or affecting the Property.

(h) Non Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(i) Property Contracts. Exhibit E attached hereto identifies all Property Contracts and the information noted therein is complete and correct in all material respects. Except as disclosed in such Exhibit, there is to Seller’s knowledge no default under any Property Contract that would result in a Material Adverse Effect. Seller has made available true, correct and complete copies of all Property Contracts to Purchaser.

(j) Compliance with Anti-Terrorism Laws. Neither Seller nor any person who owns a controlling interest in or otherwise controls Seller is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, Executive Order or regulation, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

(k) Compliance with Anti-Money Laundering Measures. Seller has taken measures as required by law to assure that with respect to each holder of a direct interest in Seller, funds invested by such holders in Seller are derived from legal sources and such measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

(l) Insolvency. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws, contemplated by or pending or threatened against Seller.

(m) Violations. Seller has not received written notice of any material uncured violation of any Legal Requirement relating to the condition, use or operation of the Property that would result in a Material Adverse Effect.

(n) No Rights to Purchase; No Rights of First Refusal. Except as expressly set forth in the Leases, Seller has not granted to any tenant under any Lease, (i) any option to purchase any portion of the Property, (ii) any right or option to expand the demised premises under such Lease or to extend the term of such Lease, or (iii) any right of first refusal, right of first offer or any other right which is currently in effect to purchase or otherwise acquire or lease the Property or any portion thereof. Notwithstanding the foregoing, Purchaser acknowledges and agrees that, with respect to each Lease for which Purchaser receives an estoppel certificate pursuant to Section 17.2 of this Agreement that confirms that the applicable tenant does not have any of the rights described in clauses (i), (ii) or (iii) under this Section 7.1(n), the representations and warranties of Sellers set forth in this Section 7.1(n) shall terminate and cease to be effective upon Purchaser’s receipt of any such estoppel certificate.

Whenever a representation or warranty is made “to Seller’s knowledge,” or a term of similar import, the accuracy of such representation or warranty shall be based solely on the actual knowledge of Aaron Wetherill, after making inquiry with Sellers’ property manager for the Property, without any implied knowledge of any other party. This Section 7.1 shall survive the Closing Date for the period and subject to the limitations set forth in Sections 7.1(n) and 7.2 and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

To the extent Purchaser has actual knowledge prior to the date hereof that any of these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s actual knowledge. Furthermore, any breaches of any representation, warranty or covenant of Sellers herein caused by the actions of Purchaser or by any breach by Purchaser of the Sublease shall, for all purposes herein, be completely disregarded and deemed not to exist.

7.2. Indemnity; Survival; Limitation of Liability.

(a) Subject to the provisions of this Section 7.2, Sellers hereby agree to indemnify and hold harmless Purchaser, Purchaser’s Affiliates, shareholders, directors and officers of each of them, and their respective heirs, successors, personal representatives and assigns (each, a “Purchaser Party” and collectively, the “Purchaser Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, reasonable attorneys’ and experts’ fees and costs of investigation and remediation costs (collectively, “Purchaser Claims”) that may arise on account of a breach of any of Sellers’ representations and warranties contained in this Agreement. The aforesaid indemnifications and the representations and warranties of Sellers set forth in or made pursuant to this Agreement shall survive the Closing Date for a period of nine (9) months and shall not be deemed merged into any instrument of conveyance delivered at the Closing, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced on or before such date. Sellers shall have no liability for any Purchaser Claims resulting from any breach of any representation or warranty set forth herein except for the portion, if any, of such Purchaser Claims which, in the aggregate, are in excess of Seven Hundred Fifty Thousand Dollars ($750,000). In no event shall the total liability of Sellers under the aforesaid indemnity for any breach of a representation and/or warranty set forth in or made pursuant to this Agreement by Sellers, in the aggregate, exceed Four Million Dollars ($4,000,000) (the “Cap”). Notwithstanding the foregoing, if, prior to the Closing, Purchaser obtains actual knowledge that any representation and/or warranty of Sellers is inaccurate or incorrect and Purchaser nonetheless proceeds with the Closing, Sellers shall have no liability for any such inaccurate or incorrect representation or warranty. Purchaser’s actual knowledge as aforesaid will be limited to information obtained by George Salah, after making inquiry of its third-party consultants and all relevant persons within Purchaser and that are involved in the management and operation of the Property owned by the Amphitheatre Seller, without any implied knowledge of any other party.

(b) Notwithstanding any provision of this Agreement to the contrary, in no event shall Sellers be liable for any consequential, incidental, or indirect damages of Purchaser or any punitive damages.

8. Property Conveyed “As Is”. Other than as expressly set forth in Section 7.1, each Seller specifically disclaims any warranty, guaranty, representation or recourse of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to matters of title, zoning, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property. Purchaser acknowledges it is a knowledgeable purchaser of real estate and that, except for Sellers’ representations set forth in Sections 7.1, it is purchasing the Property solely in reliance on its own expertise and investigations and those of Purchaser’s agents and that, prior to the Execution Date, Purchaser shall have had a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property as Purchaser, in its sole and absolute discretion, may determine, and will rely upon same. In consideration of the agreements of Sellers herein, Purchaser expressly acknowledges that, other than as expressly set forth in this Agreement, Sellers make no representations or warranties, express or implied, or arising by operation of law, including, but not limited to, any warranty of value, condition, habitability, merchantability, marketability, profitability, suitability or fitness for a particular purpose or use of the Property. In consideration of the agreements of Sellers in this Agreement, Purchaser (i) acknowledges that, other than as set forth in this Agreement, it has not relied upon, either directly or indirectly, any representation or warranty of or any statements, information or other material provided by any Seller or any agent of any Seller, (ii) assumes the risk that adverse matters, including, but not limited to, adverse physical, financial and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations, (iii) acknowledges that, other than as set forth in this Agreement, each Seller is conveying to Purchaser and Purchaser is accepting the Property “AS IS, WHERE IS, WITH ALL FAULTS”, (iv) acknowledges and agrees that there are no oral agreements, warranties, or representations, collateral to or affecting the Property, in favor of Purchaser or its Affiliates by any Seller, any agent of any Seller or any third party and (v) acknowledges that, except as expressly set forth in this Agreement, no Seller has made an independent investigation or verification of the accuracy or completeness of any documents, studies, surveys, information or materials which were prepared by parties other than such Seller and which were provided, or made available, to Purchaser or the methods employed by the preparers of such items. The provisions of this Section 8 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits and Schedules attached hereto, which alone fully and completely express their agreement, and that neither party is relying upon any statement, promise or representation by any other party unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits and Schedules attached hereto, or is subsequently expressly made by any Seller in the documents delivered at Closing or any other documents executed by any Seller and delivered to Purchaser hereunder.

9. Representations and Warranties of Purchaser. Purchaser represents and warrants to each Seller as follows:

(a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing and qualified to do business under the laws of the State of California.

(b) Authorization; No Conflict. The execution and delivery and performance of this Agreement have been duly authorized by the necessary action of Purchaser, and do not and will not (i) contravene the terms of any governing document of Purchaser, (ii) violate any Legal Requirement, (iii) result in a breach or default under any agreement to which Purchaser is subject or bound, or (iv) require the approval or consent of, the waiver of any right by, or any filing with, any Person or Governmental Authority (other than approvals or consents obtained or filings made as of the Closing Date).

(c) Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors generally.

(d) Compliance with Anti-Terrorism Laws. Neither Purchaser nor any person who owns a controlling interest in or otherwise controls Purchaser is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, Executive Order or regulation, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

(e) Compliance with Anti-Money Laundering Measures. Purchaser has taken measures as required by law to assure that (i) funds to be used to pay the Purchase Price and (ii) with respect to each holder of a direct interest in Purchaser, funds invested by such holders in Purchaser, are derived from legal sources and such measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

(f) Purchaser Reliance. Purchaser is experienced in and knowledgeable about the ownership, management, leasing and purchase of commercial real estate, and has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its tax or legal status, condition, value and potential. Purchaser agrees that, notwithstanding the fact that it has received certain information from any Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by any Seller or its agents or consultants, except solely for the representations in this Agreement or as provided in the Closing documents.

Subject to the provisions of this Section 9.1, Purchaser hereby agrees to indemnify and hold harmless each Seller, each Seller’s Affiliates, members, directors and officers of each of them, and their respective heirs, successors, personal representatives and assigns (each, a “Seller Party” and collectively, the “Seller Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, reasonable attorneys’ and experts’ fees and costs of investigation and remediation costs, that may arise on account of a breach of any of Purchaser’s representations and warranties contained in this Agreement. The representations and warranties of Purchaser as set forth in or made pursuant to this Agreement shall survive the Closing Date for a period of nine (9) months and shall not be deemed merged into any instrument of conveyance delivered at the Closing, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, if, prior to the Closing, Sellers obtain actual knowledge that any representation and/or warranty of Purchaser is inaccurate or incorrect and Sellers nonetheless proceeds with the Closing, Purchaser shall have no liability for any such inaccurate or incorrect representation or warranty. Sellers’ actual knowledge as aforesaid will be limited to information obtained by Aaron Wetherill, after making inquiry with Sellers’ property manager for the Property, without any implied knowledge of any other party. Purchaser shall have no liability for consequential, indirect, exemplary or punitive damages resulting from any breach of any representation or warranty.

10. Release of Sellers.

(a) Purchaser for itself and any successors and assigns of Purchaser and each Purchaser Party, waives its right to recover from, and forever releases and discharges, and covenants not to sue, the Seller Parties with respect to any and all Purchaser Claims whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or hereafter arise on account of or in any way be connected with any of the Property or any of the matters described in Section 6.4 including, without limitation, the past, present or future physical, environmental, legal, financial and structural condition of any of the Property or any law or regulation applicable thereto; provided, however, Purchaser does not waive its rights, if any, to recover from, and does not release or discharge or covenant not to sue Sellers or any Seller Party for (i) any breach of Sellers’ representations or warranties (subject to the provisions of Section 7.2) set forth in this Agreement, (ii) any such Purchaser Claims resulting from the fraud of any Seller Party or (iii) any act of Sellers that constitutes a breach by Sellers of any obligation, representation or warranty set forth in any of the Closing documents that expressly survives the Closing (collectively, the “Excluded Matters”).

(b) Except solely for actions commenced during the nine (9) month period immediately following the Closing Date for a breach of Sellers’ representations set forth in this Agreement (and subject to the provisions of Section 7.2), and except for any actions commenced with respect to any other Excluded Matters, Purchaser hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, directly or indirectly, against any of Sellers, Sellers’ Affiliates or Seller Parties or their agents in connection with the Purchaser Claims described above. Purchaser elects to and does assume all risk for such Purchaser Claims heretofore and hereafter arising, whether now known or unknown by Purchaser. To the extent permitted by law, Purchaser hereby agrees that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees and acknowledges that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that, except for the Excluded Matters, Purchaser nevertheless hereby intends to release, discharge and acquit each Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Sellers’ performance hereunder.

(c) WITH RESPECT TO THE RELEASES AND WAIVERS SET FORTH IN THIS SECTION 10, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

PURCHASER HAS BEEN ADVISED BY ITS LEGAL COUNSEL AND UNDERSTANDS THE SIGNIFICANCE OF THIS WAIVER OF SECTION 1542 RELATING TO UNKNOWN, UNSUSPECTED AND CONCEALED CLAIMS. BY ITS INITIALS BELOW, PURCHASER ACKNOWLEDGES THAT IT FULLY UNDERSTANDS, APPRECIATES AND ACCEPTS ALL OF THE TERMS OF THIS SECTION 10.

/s/ GR
Purchaser’s Initials

The provisions of this Section 10 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement.

11. Conditions Precedent to Closing For Benefit of Purchaser. Purchaser’s obligation to acquire the Tenant Interests is subject to the fulfillment of each of the following conditions:

(a) Closing must occur concurrently as to all portions of the Property;

(b) There shall exist on the Closing Date no pending Order prohibiting, enjoining or restraining the Sellers from consummating the transactions reasonably contemplated hereunder;

(c) The representations and warranties of Sellers set forth in Section 7 and elsewhere in this Agreement shall be true and correct in all material respects as of the Closing;

(d) Sellers perform and comply in all material respects with all of the terms of this Agreement to be performed and complied with by Sellers prior to or at the Closing;

(e) (i) SGI shall have vacated all space covered by the Amphitheatre SGI Lease and such lease shall have been terminated, (ii) SGI shall have vacated the Crittenden C & D Vacated Floors and the Crittenden C & D SGI Lease shall have been terminated with respect to the Crittenden C & D Vacated Floors, (iii) the Crittenden A SGI Lease shall have been amended to reflect a termination date of December 1, 2006 and (iv) the Crittenden C & D SGI Lease shall have been amended to reflect a termination date of June 30, 2006;

(f) Sellers deliver each of the items to be delivered by Sellers pursuant to Section 12.1 hereof;

(g) The Title Company shall have issued or shall have committed to issue, upon payment of the applicable premium therefor, the Title Policy to Purchaser prior to Closing;

(h) The Court Approval shall have been issued; and

(i) Purchaser shall have received estoppel certificates from the City in favor of each Seller in the form required pursuant to Section 14.2 under each of the Ground Leases.

11.2. For Benefit of Sellers. Sellers’ obligation to assign, convey and transfer the Tenant Interests is subject to the fulfillment of each of the following conditions:

(a) Closing must occur concurrently as to all portions of the Property;

(b) Purchaser performs and complies in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing;

(c) there shall exist on the Closing Date no pending Order prohibiting, enjoining or restraining Purchaser from consummating the transactions contemplated hereunder;

(d) the representations and warranties of Purchaser set forth in Section 9 and elsewhere in this Agreement shall be true and correct in all material respects as of the Closing;

(e) the City shall have delivered to Sellers the City’s irrevocable, unconditional written consent to the Assignment with respect to each of the Ground Leases (the “Ground Lessor Consent”) and release of GS, Sellers and their respective affiliates from liability or obligation under each of the Ground Leases and the Guaranties accruing from and after the Closing Date (the “Ground Lessor Release”);

(f) SGI shall have executed and delivered the Settlement Agreement to Sellers and Sellers shall be in receipt of not less than $26,000,000 from SGI or the proceeds of the letters of credit posted by SGI in accordance with the terms of the Settlement Agreement;

(g) the Court Approval shall have been issued; and

(h) Purchaser shall have delivered each of the items (including funds) to be delivered by Purchaser pursuant to Section 12.2 hereof.

11.3. In General. The matters set forth in this Section 11 are conditions to the obligations of the respective parties to close, shall not survive the Closing, and shall not impose any obligation on any party to cause the conditions to occur, except as otherwise specifically set forth in other Sections of this Agreement.

12. Items to be Delivered at Closing.

12.1. Sellers’ Deliveries. Each Seller shall, at least one (1) Business Day before the Closing, deliver to the Escrow Agent, all of the following with respect to itself and/or its Tenant Interests:

(a) Two (2) executed and acknowledged counterparts of the Assignment of Ground Lease substantially in the form attached hereto as Exhibit B;

(b) Two (2) executed counterparts of a General Assignment substantially in the form attached hereto as Exhibit F;

(c) Two (2) executed counterparts of the Assignment and Assumption of Leases substantially in the form attached hereto as Exhibit H;

(d) Two (2) executed counterparts of the Bill of Sale substantially in the form attached hereto as Exhibit I;

(e) Two (2) executed originals of an assignment to Purchaser (to the extent assignable to Purchaser) of any letter of credit (and, to the extent necessary to enable the holder thereof to draw upon any such letter of credit, the original executed letter of credit) issued on behalf of any tenant under a Lease, subject to any prior drawings thereunder or other exercise of rights in respect thereof by Seller;

(f) A certificate executed by Seller representing that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(g) An executed form 593-C;

(h) Copies of all material documents or agreements relating to the Property in the possession or control of Seller (delivery of such documents may be effected by leaving them in a mutually designated location at the Property);

(i) Executed transfer tax or other similar forms;

(j) An executed Settlement Statement reflecting the prorations and adjustments required hereunder;

(k) Such evidence, certificates or documents as may be reasonably required by the Title Company relating to the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the transactions contemplated by this Agreement;

(l) Two (2) executed counterparts of an acknowledgement, pursuant to the Settlement Agreement, that (i) the termination of the Amphitheatre SGI Lease will not violate the Sublease and (ii) Amphitheatre Seller will recognize Purchaser as its direct tenant, pursuant to that certain Nondisturbance and Attornment Agreement, dated July 9, 2003, between Amphitheatre Seller and Purchaser, upon the same terms and conditions of the Sublease during the time period between the termination of the Amphitheatre SGI Lease and the Closing Date; and

(m) Any additional documents reasonably necessary to properly consummate the transactions contemplated by this Agreement.

12.2. Purchaser’s Deliveries. Purchaser shall, at least one (1) Business Day before the Closing, deliver to the Escrow Agent all of the following:

(a) Two (2) executed and acknowledged counterparts of each Assignment of Ground Lease;

(b) Two (2) executed counterparts of each General Assignment;

(c) Two (2) executed counterparts of each Assignment and Assumption of Leases;

(d) Two (2) executed counterparts of each Bill of Sale;

(e) Two (2) executed originals of each assignment to Purchaser (to the extent assignable to Purchaser) of any tenant letter of credit;

(f) An executed Settlement Statement reflecting the prorations and adjustments required hereunder;

(g) Such evidence, certificates or documents as may be reasonably required by the Title Company relating to the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the transactions contemplated by this Agreement;

(h) Two (2) executed counterparts of an acknowledgement, pursuant to the Settlement Agreement, that (i) the termination of the Amphitheatre SGI Lease will not violate the Sublease and (ii) Amphitheatre Seller will recognize Purchaser as its direct tenant, pursuant to that certain Nondisturbance and Attornment Agreement, dated July 9, 2003, between Amphitheatre Seller and Purchaser, upon the same terms and conditions of the Sublease during the time period between the termination of the Amphitheatre SGI Lease and the Closing Date; and

(i) Any additional documents reasonably necessary to properly consummate the transactions contemplated by this Agreement.

13. Casualty and Condemnation.

13.1. Casualty. In the event that all or a portion of the Property is damaged or destroyed by fire or other casualty prior to the Closing Date such that the reasonably estimated cost to repair the same exceeds an amount that is equal to Ten Million Dollars ($10,000,000) or, if the casualty is a type for which Seller does not have insurance coverage, Three Million Dollars ($3,000,000) (the “Casualty Threshold”), with respect to either the Amphitheatre Seller Property or, collectively, the Seller A/B, Seller C and Seller D Property, then Purchaser may, at Purchaser’s sole option, elect to either:

(a) terminate this Agreement, in which event the Deposit will immediately be returned to Purchaser and thereupon Seller and Purchaser will have no further obligations or liabilities to each other under this Agreement, except as otherwise provided herein; or

(b) proceed to close the transactions contemplated by this Agreement.

If Purchaser elects to proceed to closing pursuant to Section 13.1(b) or the damages are less than the applicable Casualty Threshold with respect to either the Amphitheatre Seller Property or, collectively, the Seller A/B, Seller C and Seller D Property, Purchaser shall purchase the Property in accordance with the terms hereof except that (y) the Purchase Price shall be reduced by the amount of any applicable insurance deductible with respect to any damage or destruction of the Improvements by fire or other casualty (or such lesser amount as Purchaser and Sellers reasonably agree to be necessary to repair the damage) and (z) Sellers shall assign to Purchaser at the Closing all insurance proceeds payable on account of such damage (less Sellers’ reasonable cost to secure the same and less repair costs reasonably incurred by Sellers with respect to such damage as documented to Purchaser’s reasonable satisfaction). Purchaser shall be deemed to have elected to proceed under this Section 13.1(b) unless, within twenty (20) Business Days from receipt by Purchaser of written notice (which notice shall reference this clause (b) and said twenty (20) Business Day period) of such casualty from Sellers accompanied by Sellers’ repair estimate and evidence of the insurance coverages maintained by Sellers, Purchaser provides Sellers with written notice that Purchaser elects to terminate this Agreement pursuant to Section 13.1(a) and, if necessary, the Closing Date will be extended by such period as may be necessary to afford Purchaser said twenty (20) Business Days in which to make such election.

13.2. Condemnation. In the event that all or a material portion of the Property should be condemned or becomes the subject of condemnation proceedings or a threat of condemnation proceedings prior to the Closing such that the reasonably estimated loss of value as a result thereof exceeds an amount that is equal to Ten Million Dollars ($10,000,000) with respect to either the Amphitheatre Seller Property or, collectively, the Seller A/B, Seller C and Seller D Property, then Purchaser may, at Purchaser’s sole option, elect to either:

(a) terminate this Agreement, in which event the Deposit will immediately be returned to Purchaser and thereupon Sellers and Purchaser shall have no further obligations or liabilities to each other under this Agreement, except as otherwise provided herein; or

(b) proceed to close the transactions contemplated by this Agreement.

If Purchaser elects to proceed to closing under Section 13.2(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price except as expressly set forth herein) and Sellers shall assign to Purchaser at the Closing all condemnation proceeds payable and still outstanding as a result of such condemnation (less Sellers’ reasonable cost to secure the same) and the Purchase Price shall be reduced by the amount of any condemnation proceeds previously paid to Sellers on account of such condemnation (less Sellers’ reasonable cost to secure the same and less repair costs reasonably incurred by Sellers with respect to such taking as documented to Purchaser’s reasonable satisfaction). Purchaser shall be deemed to have elected to proceed under this Section 13.2(b) unless, within twenty (20) Business Days of receipt by Purchaser of written notice from Sellers (which notice shall reference this clause (b) and said twenty (20) Business Day period) of the condemnation or condemnation proceedings or threat of condemnation proceedings, Purchaser provides Sellers with written notice that Purchaser elects to terminate this Agreement pursuant to Section 13.2(a) and, if necessary, the Closing Date will be extended by such period as may be necessary to afford Purchaser said twenty (20) Business Days in which to make such election.

13.3. Waiver of CC Section 1662. Sellers and Purchaser each expressly waive the provisions of California Civil Code Section 1662 and any and all comparable statutory provisions and hereby agree that the provisions of Sections 13.1 and 13.2 hereof shall govern their obligations in the event of damage or destruction to the Real Property or condemnation of all or part of the Real Property.

14. Broker. Sellers, on the one hand, and Purchaser, on the other hand, each represents and warrants to the other that it has not dealt with any broker, and that no broker is entitled to any commission, in connection with the transactions described herein other than Warren Wixen Real Estate Services and Colliers International, each representing Purchaser (collectively, “Purchaser’s Broker”), and Sellers covenant, represent and warrant that Sellers will be responsible for any commissions owing to Purchaser’s Broker as a result of the transactions contemplated by this Agreement, will pay such commissions through escrow at the Closing and hereby agrees to indemnify and hold Purchaser harmless against any costs or liabilities relating thereto.

15. Natural Hazard Disclosures. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazard areas or natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4 and 51183.5, and California Public Resources Code Sections 2621.9, 2694 and 4136, and any successor statutes or laws (the “Act”). Prior to the Closing Date, each Seller shall provide Purchaser with a Natural Hazard Disclosure Statement (the “Disclosure Statement”) in a form required by the Act. Purchaser acknowledges that Sellers shall retain the services of a qualified party to examine the maps and other information made available to the public by government agencies for the purpose of enabling each Seller to fulfill its disclosure obligations with respect to the Act and to prepare the written report of the result of its examination (the “Report”). Purchaser acknowledges that the Report fully and completely discharges each Seller from its disclosure obligations under the Act and under California Civil Code Sections 1102.1 through 1102.17. Purchaser acknowledges and agrees that nothing contained in the Disclosure Statement releases Purchaser from its obligation to fully investigate and satisfy itself with the condition of the Property, including, without limitation, whether the Property is located in any Natural Hazard Area. Purchaser further acknowledges and agrees that the matters set forth in the Disclosure Statement or Report may change on or prior to the Closing and that no Seller shall have any obligation to update, modify or supplement the Disclosure Statement or Report. Purchaser is solely responsible for preparing and delivering its own Disclosure Statement to subsequent prospective purchasers of the Property.

16. Prorations.

16.1. Rents. At Closing, all rents actually paid and collected, and any other charges owing and which have been collected by Sellers for or in respect of the month in which the Closing occurs shall be prorated as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Cut-Off Time”) on the basis of 365-day year, and the prorated amount attributable to the period following the Closing shall either be paid to Purchaser at the Closing or credited against the Purchase Price, at Purchaser’s option. Rents (including operating expense, tax and insurance charges payable by tenants) which are delinquent as of the Closing Date shall not be prorated on the Closing Date and all rights thereto shall be retained by Sellers, who reserve the right (subject to this Section 16.1 and subject to the limitation that Sellers shall not have the right to bring or maintain any action to either dispossess any tenant that is in possession or terminate any of the Leases) to collect and retain such delinquent rents. Purchaser agrees to use reasonable efforts to cooperate with Sellers in Sellers’ efforts to collect such rents (but not including joining in any legal action instituted by Sellers or spending any money or incurring any expenses in order to do so). To the extent Purchaser receives payments on or after the Closing Date from a tenant that was delinquent at the Closing, such payments shall be applied as follows: (1) first, to the calendar month in which the Closing occurs (the “Closing Month”); (2) second, to the month immediately preceding the Closing Month; (3) third, to the month immediately succeeding the Closing Month; (4) fourth, to the month immediately preceding the month specified in clause (2); (5) fifth, to the month immediately succeeding the month specified in clause (3); (6) sixth, to the month immediately preceding the month specified in clause (4); and (7) thereafter, to all remaining months succeeding the month specified in clause (5). Purchaser shall promptly remit to Sellers any such rent it is owed after its Receipt. The amount of all cash security deposits held by any Seller under the Leases shall be credited against the Purchase Price at Closing.

16.2. Charges. Any charges and expenses payable by tenants under the Leases (collectively, the “Tenant Charges”) on an estimated basis shall be reconciled against actual charges and expenses as of the Cut-Off Time, to the extent then possible, and Sellers shall provide a proposed reconciliation for Purchaser’s approval on or prior to the day which is four (4) Business Days prior to the Closing Date. Sellers shall have a period of ninety (90) days following the actual Closing Date to provide Purchaser with a final reconciliation of Tenant Charges (as approved by Sellers and Purchaser). If the final reconciliation shows that Purchaser owes Sellers additional sums, Purchaser shall pay such amount to Sellers within thirty (30) days after Purchaser’s receipt of the final reconciliation. If the final reconciliation shows that Sellers owe Purchaser additional sums, Sellers shall pay such amount to Purchaser within thirty (30) days after Sellers’ receipt of, and Purchaser’s approval of, the final reconciliation. Other than as set forth above, there shall not be any further reconciliation of such Tenant charges after the final reconciliation thereof, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively presumed to be accurate. After the final reconciliation of the Tenant Charges is made by and between the parties, Purchaser shall be solely liable and responsible to the tenants for such reconciliation of Tenant Charges under the Leases. The foregoing covenant made by the parties with respect to the final reconciliation of the Tenant Charges shall survive the Closing.

16.3. Expenses. To the extent not paid directly by any tenants of the Property or reimbursed by tenants as part of the Tenant Charges, real property taxes and assessments, water, sewer and utility charges and amounts payable under the Property

Contracts which Purchaser has elected or is required to assume pursuant to this Agreement (calculated on the basis of the period covered), and other expenses normal to the operation and maintenance of the Property shall be prorated as of the Cut-Off Time. Any taxes or assessments that are due and payable as of the Closing shall be paid by the Escrow Agent out of Escrow and, unless reimbursed by tenants as part of the Tenant Charges, Sellers shall be charged at Closing an amount equal to that portion of such taxes and assessments that relate to the period before the Closing. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing. Purchaser further acknowledges and agrees that any refunds or rebates relating to real property taxes paid for prior years shall remain the property of Sellers and paid to Sellers if received by Purchaser within twelve (12) months following the Closing Date, but only to the extent that such rebate is not required to be paid to the tenants under the terms of the Leases. Sellers and Purchaser acknowledge that insurance premiums and any other costs or expenses related to insurance shall not be prorated.

16.4. Other Amounts. Purchaser and Sellers acknowledge and agree that, except as otherwise expressly provided herein, the purpose and intent of the provisions set forth in this Section 16 and elsewhere in this Agreement as to prorations and apportionments is that Sellers shall bear all expenses of the ownership and operation of the Property (for which buyers and sellers of commercial properties in Santa Clara County, California would customarily prorate or apportion) and shall receive all income therefrom accruing through the Cut-Off Time and Purchaser shall bear all such expenses and receive all income accruing thereafter. Any revenues and/or expenses affecting the Property that are not otherwise specifically addressed in Section 16 shall be apportioned consistently with the foregoing provisions.

16.5. True-Up. Not later than five (5) Business Days prior to Closing, representatives of Sellers shall prepare a statement for Purchaser’s review (the “Preliminary Closing Statement”) which will show the net amount due to Sellers or Purchaser as the result of the prorations set forth in this Agreement, and that net amount will be added to, or deducted from, the Purchase Price. Within ninety (90) days following the Closing, representatives of Purchaser shall prepare a revised statement (the “Final Closing Statement”, and together with the Preliminary Closing Statement, collectively, the “Closing Statements”) setting forth the final determination of all items to be included in the Closing Statements, and any necessary payment shall be made within thirty (30) days after completion of such Final Closing Statement; provided that any items then still not ascertainable shall be adjusted at such time as they are ascertainable, it being understood that any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available but in no event later than twelve (12) months following the Closing Date. The provisions of this Section 16.5 shall survive the Closing for a period of twelve (12) months and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

17. Inspection; Covenants.

17.1. Access.

(a) Sellers have provided access to the Property to Purchaser subject to the terms and conditions of the Access and Indemnity Agreement, effective as of May 12, 2006 (the “Access Agreement”) between Sellers and Purchaser. The indemnity obligations of Purchaser set forth in the Access Agreement will apply to any access to the Property by Purchaser or any Covered Party (as defined in the Access Agreement) pursuant to this Section 17.

(b) Subject to the following sentence, following the Execution Date, Purchaser and its Affiliates, agents, contractors, or representatives shall have, and A/B Seller, C Seller and D Seller shall provide, access to the Property of A/B Seller, C Seller and D Seller for purposes of inspection, investigation and/or testing of such Property and review of such materials and information relating to such Property as Purchaser deems reasonably necessary or appropriate. If Purchaser desires access to such Property for purposes of inspection, investigation and/or testing, Purchaser shall provide Sellers with reasonable prior notice thereof, which notice shall include the date and time of such proposed access, the scope of work to be completed during such access, and the anticipated commencement and completion dates for such work. Any inspection, investigation and/or testing shall be at Purchaser’s sole cost and expense and Purchaser shall not conduct any invasive testing or phase II environmental surveys without Sellers’ prior written consent. Purchaser shall promptly restore at Purchaser’s sole cost and expense any physical damage to the Property caused by any such inspection, investigation and/or testing of the Property.

(c) Prior to any entry upon the Property by Purchaser’s agents, contractors, subcontractors or employees, Purchaser shall deliver to Sellers proof satisfactory to Sellers that Purchaser is carrying a commercial general liability insurance policy issued by a financially responsible insurance company reasonably acceptable to Sellers, covering (i) the activities of Purchaser, Purchaser’s agents, contractors, subcontractors and employees on or upon the Property, and (ii) Purchaser’s indemnity obligation contained in this Section 17. Such proof shall evidence that such insurance policy shall have a per occurrence limit of at least Two Million Dollars ($2,000,000) and an aggregate limit of at least Ten Million Dollars ($10,000,000), shall name each Seller as an additional insured, shall be primary and noncontributing with any other insurance available to Sellers and shall contain a full waiver of subrogation clause.

(d) The provisions of Sections 4 and 6 of the Access Agreement will apply to any inspection of the Property by Purchaser pursuant to this Section 17.

(e) The provisions of this Section 17 and the Access Agreement shall survive any termination of this Agreement.

17.2. Estoppels.

(a) Sellers shall use commercially reasonable efforts to obtain, prior to Closing, estoppel certificates from all tenants occupying any portion of the Property whose Leases will continue after the Closing in the form attached hereto as Exhibit K or in such other form as shall be approved by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed.

17.3. Ground Lessor Consent and Ground Lessor Release. Purchaser shall use best efforts (it being understood and agreed that best efforts shall not require the expenditure of unreasonable amounts of money or the incurring of material obligations) to cause the City to grant the Ground Lessor Consent and Ground Lessor Release and Sellers shall reasonably cooperate with Purchaser in such efforts.

18. Intentionally Omitted.

19. Leasing and Other Activities Prior to Closing.

19.1. Leases. No Seller shall, from and after the Execution Date, enter into amendments, modifications, extensions, renewals or terminations of any existing Leases or enter into new leases without consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion, subject to any outstanding or existing options of tenants.

19.2. Operation of Property. At all times prior to the Closing, Sellers shall continue to operate the Property in a prudent manner, substantially consistent with past practices. In addition, Sellers shall terminate any management agreement with the Property Manager with respect to the Property effective as of the Closing Date and pay any and all costs and expenses of termination thereof.

19.3. Consent. When Purchaser’s consent is required pursuant to this Section 19, Purchaser shall have five (5) Business Days after receipt from Sellers of a written request (which request shall specifically reference this Section 19 and the five (5) Business Day period) for consent to proposed contracts or leases, or modifications to the existing Property Contracts, if any, or Leases, in which to grant such consent, and if Purchaser fails or refuses to act within such five (5) Business Day period, Purchaser shall be deemed to have granted such consent.

19.4. Liens. Sellers shall not sell, mortgage, pledge, hypothecate, or otherwise transfer or dispose of all or any material part of the Property or any interest therein at any time after the date hereof and prior to the Closing Date, other than (i) leasing of the Property in accordance with the provisions of this Agreement, (ii) Permitted Exceptions, and (iii) the granting of liens or assignments as required by any financing existing as of the date hereof.

19.5. Property Contracts. Effective as of Closing, Sellers shall terminate all Property Contracts other than those Property Contracts that Purchaser is required to assume pursuant to Section 2.1(e) and those that Purchaser has expressly elected to assume by written notice to Seller within two (2) days of the Execution Date. Any provision herein to the contrary notwithstanding, the failure of Sellers to terminate any Property Contract as required pursuant to this Section 19.5 shall not result in the failure of a condition precedent to Purchaser’s obligation to acquire the Tenant Interests pursuant to Section 11 hereof and shall not excuse Purchaser’s obligations under this Agreement, and Purchaser’s sole remedy in such case shall be reimbursement by Sellers to Purchaser for the actual out-of-pocket costs incurred by Purchaser in causing the termination of such Property Contracts after the Closing; Sellers expressly agree to provide such reimbursement, without any requirement that such costs exceed a threshold amount in order to trigger Sellers’ obligation hereunder. The provisions of this Section 19.5 shall survive the Closing.

20. Notices. Notices which may or are required to be given under this Agreement by any party to another shall be in writing and given by hand delivery, transmitted by facsimile, sent by registered or certified mail, return receipt requested, or delivered by reputable overnight delivery service with proof of delivery, and shall be addressed to the respective parties hereto at their addresses as set forth below or to such other addressee, addresses or facsimile numbers as may be designated by any party hereto, by notice addressed to each of the other parties listed below:

If to Sellers:

WXIII/Amphitheatre Realty, L.L.C.,

WXIII/Crittenden Realty A/B, L.L.C.,

WXIII/Crittenden Realty C, L.L.C., and

WXIII/Crittenden Realty D, L.L.C.

85 Broad Street

New York, New York 10004

Attention: Chief Financial Officer

                  and Aaron Wetherill

Facsimile: (212) 357-5505

With copies to:

Legacy Partners

4000 E. Third Avenue

Foster City, California 94404

Attention: Hanna Eyal

Facsimile: (650) 618-1806

Legacy Partners

4000 E. Third Avenue

Foster City, California 94404

Attention: Darleen Barnes

Facsimile: (650) 851-8696

and:

Sullivan & Cromwell

125 Broad Street

New York, New York 10004

Attention: Anthony J. Colletta, Esq.

Facsimile: (212) 558-3588

If to Purchaser at:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Legal Department

Facsimile: (650) 618-1806

and:

Google Inc.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attention: Director of Facilities

Facsimile: (650) 618-1806

With a copy to:

Warren Wixen

Warren Wixen Real Estate Services

11601 Wilshire Blvd., Suite 500

Los Angeles, California 90025

Attention: Warren Wixen

Facsimile: (310) 575-1890

and:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, California 94111

Attention: Jonathan M. Kennedy

                  Alan J. Robin

Facsimile: (415) 421-2922

Notices shall be deemed to have been given when delivered by hand or transmitted by facsimile (provided, however, if such facsimile is received later than 6:00 p.m. (local time of the recipient), then such notice shall be deemed to have been given on the next succeeding Business Day), or on the date indicated as the date of receipt on the return or one (1) Business Day following deposit with the overnight delivery service.

21. Termination And Default.

21.1. PURCHASER’S DEFAULT; LIQUIDATED DAMAGES – DEPOSIT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE CLOSING AND THE TRANSACTION CONTEMPLATED HEREBY ARE NOT CONSUMMATED SOLELY AS A RESULT OF PURCHASER’S DEFAULT HEREUNDER, (A) SELLERS SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT BY PROVIDING WRITTEN NOTICE TO PURCHASER AND TO RETAIN THE DEPOSIT AS SELLERS’ LIQUIDATED DAMAGES AND SUCH AMOUNT SHALL, SUBJECT TO THE PROCEDURES SET FORTH IN SECTION 24, PROMPTLY BE PAID TO SELLERS BY ESCROW AGENT, (B) AND THE PROVISIONS OF ARTICLES I, II, III, AND IV (BUT NOT ARTICLE V) OF THAT CERTAIN LANDLORD-SUBTENANT AGREEMENT (AMPHITHEATRE), DATED AS OF JULY 9TH, 2003, BETWEEN AMPHITHEATRE SELLER AND PURCHASER SHALL BE DEEMED TERMINATED AND ALL OF PURCHASER’S RIGHTS UNDER SAID ARTICLES OF SAID AGREEMENT SHALL BE VOID AND OF NO FURTHER FORCE AND EFFECT AND (C) NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATIONS HEREUNDER TO THE OTHER. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLERS AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EXECUTION DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLERS WILL INCUR AS A RESULT OF SUCH FAILURE. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING THE FOREGOING, THIS PROVISION SHALL NOT WAIVE OR AFFECT SELLERS’ RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT.

Sellers’ Initials:	Amphitheatre Seller:	/s/ AW
	A/B Seller:	/s/ AW
	C Seller:	/s/ AW
	D Seller:	/s/ AW

Purchaser’s Initials:	/s/ GR

21.2. Sellers’ Default. In the event that the Closing and the transaction contemplated hereby are not consummated solely as a result of Sellers’ default hereunder, Purchaser may, at its election and as its sole and exclusive remedy at law or in equity, either (a) terminate this Agreement by giving written notice to Sellers, in which case the Deposit shall, subject to the procedures set forth in Section 24, promptly be returned to Purchaser by Escrow Agent and Purchaser shall be entitled to recover from Sellers Purchaser’s reasonable, demonstrated third party out-of-pocket costs incurred in connection with Purchaser’s performance of its due diligence of the Property, but not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) or (b) sue for specific performance of this Agreement; provided that (i) all conditions to Sellers’ obligation to consummate the transactions herein contemplated shall have been satisfied (other than those conditions, if any, which are not satisfied due to Sellers’ breach of this Agreement) and (ii) Purchaser shall have commenced such suit within forty-five (45) days following the Closing Date. Purchaser hereby waives its right to collect all other damages, rights and remedies, and agrees that the foregoing shall be Purchaser’s sole and exclusive remedy in the event of any default by Sellers hereunder.

21.3. Survival. The provisions of this Section 21 shall survive any termination of this Agreement.

22. Further Assurances and Cooperation. Following the Closing, either party shall, at the request of the other party, execute and deliver to the other party such further written instruments as may be reasonably required to complete or evidence the transactions contemplated herein. This Section 22 shall survive termination or expiration of this Agreement and consummation of the transactions contemplated hereby.

23. Miscellaneous. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. Purchaser may not, directly or indirectly, assign or transfer its rights or obligations under this Agreement without the prior written consent of Sellers. Any purported assignment or transfer of this Agreement in violation of the foregoing shall be void and of no effect.

(c) All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the party drafting this Agreement.

(d) The parties hereto agree that wherever this Agreement provides that a party must send a notice, make an election, perform some obligation or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action or the performance of such obligation. Notwithstanding the foregoing, if the last date for performance by either party under this Agreement occurs on a day that is not a Business Day, then the last date for such performance shall be extended to the next occurring Business Day.

(e) Except as expressly provided herein, no failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

(f) This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. In order to expedite the transaction contemplated herein, telecopied signatures or signatures e-mailed in so-called “pdf” format may be used in place of original signatures on this Agreement. Sellers and Purchaser intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

(g) The captions in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or prescribe the scope, intent or construction of any provision hereof.

(h) All Exhibits and Schedules annexed hereto are hereby incorporated herein as part of this Agreement with the same effect as if set forth in the body hereof.

(i) In the event any litigation is commenced to enforce any of the terms or conditions of this Agreement, the prevailing party in such dispute shall have its reasonable attorneys’ fees (and disbursements) paid by the non-prevailing party within ten (10) days of presentation of a reasonably detailed bill therefor.

(j) EACH PARTY HEREBY WAIVES (FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY SUCH PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

(k) The parties to this Agreement acknowledge and agree that each party shall be responsible for all of its own costs and expenses associated with its execution and delivery of this Agreement.

(l) Each party to this Agreement hereby covenants that (i) prior to the Closing it shall not issue any press release or public statement (a “Press Release”) with respect to the transactions contemplated by this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in such other party’s sole and absolute discretion and (ii) after Closing, any Press Release issued by either Sellers or Purchaser shall be subject to the review and approval of the other party (which approval shall not be unreasonably withheld). If either party is required by law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review.

(m) Prior to Closing, each party and its respective representatives shall hold in strict confidence the terms and conditions of this transaction as well as all confidential, non-public data and information obtained with respect to the other party or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that each party may disclose such data and information (a) to its respective members, shareholders, partners, indirect beneficial owners, employees, lenders, consultants, accountants and attorneys, and, with respect to Purchaser, to any prospective permitted assignee of this Agreement and any such prospective permitted assignee’s employees and attorneys, (b) in connection with that party’s enforcement of its rights hereunder; (c) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement required by applicable law; (d) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); (e) to the City or (f) to the Court. After the Closing, each party and its respective representatives shall be required to hold in confidence the transaction contemplated by this Agreement, subject to the provisions of Section 23(l) above. In the event of a breach or threatened breach by a party or its agents or representatives of this Section 23(m), the other party shall be entitled to an injunction restraining the breaching party or its agents or representatives from disclosing, in whole or in part, such confidential information. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right, in its absolute discretion, to file this Agreement with the Securities and Exchange Commission, if Purchaser determines that such filing is required under the Securities Exchange Act of 1934, as amended, after having consulted with legal counsel, and such filing shall not be a breach of this Agreement.

(n) This Agreement shall not be merged into any of the instruments or documents executed and delivered at the Closing, but shall survive the Closing, and the provisions, representations and warranties made herein shall remain in full force and effect.

(o) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY PURCHASER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA, CITY OF SAN FRANCISCO, OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA, CITY OF SAN FRANCISCO. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 20 HEREOF.

24. General Escrow Provisions. The obligations and rights of Escrow Agent under this Agreement shall be subject to the following terms and conditions:

(a) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent. Further, Escrow Agent shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.

(b) Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Agent in good faith, or for any mistake of fact or law, or for anything which Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct or gross negligence.

(c) Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either Purchaser or Sellers and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent. Escrow Agent may rely on any affidavit of either Purchaser or Sellers or any other person as to the existence of any facts stated therein to be known by the affiant.

(d) If Sellers shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Sellers together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Purchaser together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Agent until the third (3rd) Business Day following the receipt or deemed receipt of notice by Sellers and Purchaser from Escrow Agent of its intention to so disburse, and disbursement made by Escrow Agent after the passage of such three (3) Business Day period shall relieve Escrow Agent from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Sellers or Purchaser. If such disbursement is objected to in writing by Sellers or Purchaser within such three (3) Business Day period, then Escrow Agent shall not make such disbursement until unanimously instructed in writing by Purchaser and Sellers, or is directed to make such disbursement by a court of competent jurisdiction.

(e) In the event of any disagreement between Purchaser and Sellers resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Sellers that Escrow Agent has authority (but not the obligation) to initiate such proceedings), (ii) by an arbitrator in the event that Purchaser and Sellers mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party or (iii) by written settlement between Purchaser and Sellers.

(f) Purchaser and Sellers each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by Escrow Agent (except to the extent Escrow Agent willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Sellers under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent, except that neither Purchaser nor Sellers shall have any obligation to pay Escrow Agent any fee for escrow services hereunder.

(g) Escrow Agent in its sole discretion shall have the right to resign as the Escrow Agent under this Agreement; provided that it shall provide both Purchaser and Sellers with at least thirty (30) days prior written notice of such resignation pursuant to the notice provisions of Section 20. Upon any such resignation, Escrow Agent shall transfer the Deposit and any other amounts paid under this Agreement and any interest earned thereon to a successor Escrow Agent jointly approved by Purchaser and Sellers, whereupon the original Escrow Agent shall have no further obligation or liability whatsoever as Escrow Agent under this Agreement.

(h) The parties hereby acknowledge and agree that Federal Deposit Insurance for the Deposit, if any, is limited to a cumulative maximum amount of One

Hundred Thousand Dollars ($100,000.00) for each individual depositor for all of the depositor’s accounts at the same or related institution. The parties further hereby acknowledge and agree that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit, are not covered at all by Federal Deposit Insurance. The parties acknowledge and agree that Escrow Agent shall have no obligation or liability with respect to insuring the Deposit or with respect to the solvency of the depository institution, or otherwise with respect to the appropriateness of the depository institution for purposes of the Deposit. Further, the parties understand that Escrow Agent assumes no responsibility for, nor will the parties hold the same liable for, any loss occurring which arises from the fact that (x) the amount of the account or accounts contemplated hereby may cause the aggregate amount of any individual depositor’s account or accounts to exceed One Hundred Thousand Dollars ($100,000.00), (y) that this excess amount is not insured by the Federal Deposit Insurance Corporation or (z) that Federal Deposit Insurance is not available on certain types of bank instruments.

(i) Escrow Agent may pay the Deposit into a court of competent jurisdiction upon commencement by Escrow Agent of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys’ fees of Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.

(j) The rights and immunities of Escrow Agent hereunder shall apply equally to its partners, of counsel, associates, employees, Affiliates and agents.

(k) All of Escrow Agent’s obligations under this Agreement shall automatically terminate upon disbursing the Deposit and any other amounts paid under this Agreement as set forth above.

(l) Promptly after execution of this Agreement, the parties hereto shall deliver one (1) fully executed copy of this Agreement to Escrow Agent and this instrument shall serve as the escrow instructions to Escrow Agent for consummation of the purchase and sale contemplated hereby. Sellers and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to Escrow Agent to comply with the terms of this Agreement.

25. Escrow Agent – IRS Real Estate Sales Reporting. Purchaser, Sellers and Escrow Agent hereby agree and acknowledge that Escrow Agent shall act as “the real estate reporting person” with respect to the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare, if not prepared by Sellers or Purchaser, and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). The Escrow Agent shall also remit to the proper authority all state and local transfer taxes required in connection with the transaction which is the subject of this Agreement. Purchaser and Sellers shall reasonably cooperate in connection with such filings.

[Signatures on Following Page]

IN WITNESS WHEREOF, I have hereunto signed my name.

Purchaser:

GOOGLE INC.

By:	/s/ G. Reyes
Name:	George Reyes
Title:	SVP and CFO

-i-

Sellers:

WXIII/AMPHITHEATRE REALTY, L.L.C.

By:	Whitehall Parallel Real Estate Limited Partnership XIII, its Managing Member

	By:	WH Parallel Advisors, L.L.C. XI, its General
Partner

		By:	/s/ A. Wetherill
		Name:	Aaron Wetherill
		Title:	Vice President

WXIII/CRITTENDEN REALTY A/B, L.L.C.

By:	Whitehall Parallel Real Estate Limited Partnership XIII, its Managing Member

	By:	WH Parallel Advisors, L.L.C. XI, its General
Partner

		By:	/s/ A. Wetherill
		Name:	Aaron Wetherill
		Title:	Vice President

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WXIII/CRITTENDEN REALTY C, L.L.C.

By:	Whitehall Parallel Real Estate Limited Partnership XIII, its Managing Member

	By:	WH Parallel Advisors, L.L.C. XI, its General
Partner

		By:	/s/ A. Wetherill
		Name:	Aaron Wetherill
		Title:	Vice President

WXIII/CRITTENDEN REALTY D, L.L.C.

By:	Whitehall Parallel Real Estate Limited Partnership XIII, its Managing Member

	By:	WH Parallel Advisors, L.L.C. XI, its General
Partner

		By:	/s/ A. Wetherill
		Name:	Aaron Wetherill
		Title:	Vice President

Escrow Agent:

FIRST AMERICAN TITLE INSURANCE COMPANY

		By:	/s/ D. L. Blair
		Name:	Dian L. Blair
		Title:	Senior Escrow Officer

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EXHIBIT A

DESCRIPTION OF LEASEHOLD ESTATE

Amphitheatre Seller:

All that certain Real Property in the City of Mountain View, County of Santa Clara, State of California, described as follows: All of Lot 1, as shown upon that certain Map entitled, “Parcel Map Vista Slope – A Four Lot Subdivision”, which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on October 14, 1994 in Book 659 of Maps, at pages 13 through 19.

A/B Seller:

Parcel A: All that certain Real Property in the City of Mountain View, County of Santa Clara, State of California, described as follows: All of Parcels A, B, C and D as shown on that certain Parcel Map recorded on November 8, 2000 in Book 734 at Pages 5 and 6, Santa Clara County Records.

Parcel B: All that certain Real Property in the City of Mountain View, County of Santa Clara, State of California, described as follows: All of Parcels A, B, C and D as shown on that certain Parcel Map recorded on November 8, 2000 in Book 734 at Pages 5 and 6, Santa Clara County Records.

C Seller:

All that certain Real Property in the City of Mountain View, County of Santa Clara, State of California, described as follows: All of Parcels A, B, C and D as shown on that certain Parcel Map recorded on November 8, 2000 in Book 734 at Pages 5 and 6, Santa Clara County Records.

D Seller:

All that certain Real Property in the City of Mountain View, County of Santa Clara, State of California, described as follows: All of Parcels A, B, C and D as shown on that certain Parcel Map recorded on November 8, 2000 in Book 734 at Pages 5 and 6, Santa Clara County Records.